FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
(T) 605-988-1000	(T) 212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR THIRD QUARTER 2003

- Revenue up 6.5% to Record $67.8 Million -
- $7.0 Million of Free Cash Flow Generated After All Room Growth -
- Digital Systems Deployed in 356,000 Rooms – 39% of Interactive Room Base -
- Over 983,000 Rooms Served Worldwide -

     SIOUX FALLS, SD, October 16, 2003 – LodgeNet Entertainment Corporation (Nasdaq:LNET), celebrating 10 years as a publicly traded company, today reported its 40th consecutive increase of comparative quarterly revenue. LodgeNet also reported $7.0 million in free cash flow for the third quarter. Revenue in the third quarter of 2003 increased 6.5% to $67.8 million in comparison to the third quarter of 2002. Operating income was $3.7 million in the third quarter this year versus $3.2 million a year earlier. Net loss in the third quarter of 2003 was $(5.4) million versus $(5.5) million in the third quarter of 2002.

     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended September 30,

	2003	2002

Total revenue	$67,768	$63,660
Operating income	3,674	3,208
Operating income exclusive of depreciation and amortization	23,121	22,450
Net loss	(5,429)	(5,512)
Net loss per common share	$(0.43)	$(0.44)
Average shares outstanding	12,503,325	12,406,919

-more-

LodgeNet Q3 2003 Earnings 2-2-2-2

     “LodgeNet delivered on its pledge to generate free cash flow in the third quarter of 2003, as we produced $7.0 million of free cash flow after all growth-related investment activities,” said Scott C. Petersen, President and CEO. “At the same time, we continued to expand our room base and increase our digital platform penetration based on our long-term growth objectives. During the quarter, our digital base increased by 33,000 rooms. We also set third quarter records for revenue, gross profit, and operating income, despite occupancy rates that were basically flat compared to the third quarter of 2002.”

     “We are executing on our business plan and successfully leveraging our operating footprint,” said Gary H. Ritondaro, Senior Vice President and CFO. “For the quarter, average revenue per Guest Pay room was up 1.9% while operating costs were down 4.8% on a per-room basis over last year. In addition, our average capital investment per new room decreased to $396 based on the design configuration of our new digital SigNETureTVsm system, a decrease of 11% from the end of 2002.”

     “As we continue to drive operating efficiencies and maximize the cash generation capabilities of our business model, we are also strategically expanding our industry-leading room base,” added Petersen. “We are seeing strong demand for our digital systems from hoteliers and travelers, and have increased our digital room base over the past two and one-half years to almost 40% of total Guest Pay rooms served. As we’ve stated before, seasonality factors will cause fourth quarter cash flow to be negative; however, we remain on track to deliver on our goal of being net free cash flow neutral after all growth expenditures for the second half of 2003 taken as a whole.”

RESULTS FROM OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2003 VERSUS
THREE MONTHS ENDED SEPTEMBER 30, 2002

     Total revenue for the third quarter of 2003 was $67.8 million, an increase of $4.1 million, or 6.5%, compared to third quarter of 2002. Revenue from Guest Pay interactive services increased $4.9 million, or 8.0%, resulting from a 6.0% increase in average rooms in operation. Revenue per Guest Pay room increased 1.9% to $24.42 per month in the third quarter of 2003 from $23.97 per month in the third quarter of 2002. Movie revenue per room increased from $18.98 to $18.99. Revenue per room from other interactive services increased 8.8%, from $4.99 per month in the third quarter of 2002 to $5.43 in the current year quarter. This increase was driven by the continued expansion of revenue from TV Internet, TV On-Demand, digital music, cable television programming, and other interactive TV services available through the digital system. The digital platform was deployed in another 130,000 rooms as compared to the third quarter of 2002.

     Gross profit increased 2.2% to $36.7 million in the third quarter of 2003 compared to $35.9 million in the third quarter of 2002. The overall gross profit margin decreased to 54.1% in the current quarter compared to 56.4% in the prior year quarter. Over half of the decrease was attributable to increased programming costs due changes in the product mix. The balance of the decline was split between higher hotel commissions directly related to the Company’s “pay for performance” program and to lower margins realized on the Company’s TV Internet service.

     Guest Pay operations expenses were $8.1 million in the third quarter of 2003, an increase of 4.9% compared to the year earlier quarter. The increase was primarily due to the 6.0% increase in average rooms in operation, offset by continued operating improvements and efficiencies. As a percentage of revenue, Guest Pay operations expenses decreased to 11.9% in the third quarter of 2003 compared to 12.1% in the year earlier period. Per average installed room, Guest Pay operations expenses decreased to $2.98 per month in the third quarter of 2003 compared to $3.01 per month in the prior year quarter.

     Selling, general and administrative expenses decreased by $272,000, from $5.7 million in the third quarter of 2002 to $5.4 million in the third quarter of 2003. As a percentage of revenue, SG&A decreased to 8.0% compared to 9.0% for the third quarter of 2002. Per average Guest Pay room, SG&A expenses decreased to $2.01 per month in the third quarter of 2003 compared to $2.23 per month in the prior year quarter. The decrease was primarily due to reductions in professional fees partially offset by increases in payroll-related expenses.

     Depreciation and amortization expenses increased 1.1% to $19.4 million in the current year quarter versus $19.2 million in the third quarter of 2002. The increase was due to the 6.0% increase in average rooms in operation and the amortization of intangibles and distribution rights acquired in August 2002 offset to a significant degree by fully depreciated assets. As a percentage of revenue, depreciation and amortization decreased from 30.2% in the third quarter of 2002 to 28.7% in the third quarter of 2003.

LodgeNet Q3 2003 Earnings 3-3-3-3

     As a result of factors previously described, the Company generated operating income of $3.7 million in the third quarter of 2003, an increase of 14.5%, or $466,000, compared to operating income of $3.2 million in the year earlier quarter. Operating income exclusive of depreciation and amortization was $23.1 million this year compared to $22.5 million in the third quarter of 2002.

     Interest expense increased 6.0% to $8.7 million versus $8.3 million in the third quarter of 2002. The average principal amount of long-term debt outstanding during the third quarter was approximately $368 million, at an average interest rate of approximately 9.5%, as compared to an average principal amount outstanding of approximately $346 million, at an average interest rate of approximately 9.6% in the prior-year quarter.

     The Company’s net loss was $(5.4) million as compared to $(5.5) million in the year earlier quarter.

     Net cash provided by Operating Activities for the third quarter was $20.0 million while net cash used for investing activities including growth capital was $13.0 million, resulting in free cash flow of $7.0 million. Growth capital for new Guest Pay rooms for the quarter was $6.9 million. For the third quarter of 2002, net cash provided by Operating Activities was $20.8 million while net cash used for investing activities including growth capital was $19.8 million, resulting in free cash flow of $1.0 million. Growth capital for new Guest Pay rooms for that quarter was $9.0 million.

2003 Outlook

     With regard to financial results for the fourth quarter of 2003, LodgeNet expects to report revenue of between $61.5 million and $64.5 million, resulting in $0.2 to $1.5 million in operating income. Operating income exclusive of depreciation and amortization is expected to be $19.5 to $21.0 million during the quarter. Loss per share estimates are $(0.72) to $(0.60) for the fourth quarter of 2003. With respect to the calendar year 2003, LodgeNet expects to report revenue in a range from $251 million to $254 million and operating income from $5.8 million to $7.3 million. Operating income exclusive of depreciation and amortization is expected to be $84.5 to $86.0 million. Loss per share estimates are $(2.89) to $(2.77) for the full year 2003.

     The Company will hold a conference call on Thursday, October 16, 2003 at 4:00pm CST. The call is being webcast live over the Internet via ECI at http://www.calleci.com/conference/pub_cs.jsp. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotels and guest rooms than any other provider in the world. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to 980,000 rooms (including more than 910,000 interactive Guest Pay rooms) in more than 5,800 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and are subject to risks, uncertainties, and other factors that could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed in the foregoing sections, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, competition, programming availability and quality, technological developments, developmental difficulties and delays, relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

(See attached financial and operational tables)

LodgeNet Q3 2003 Earnings 4-4-4-4

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$4,607	$1,107
Accounts receivable, net	30,493	28,373
Prepaid expenses and other	3,044	3,772

Total current assets	38,144	33,252
Property and equipment, net	232,328	243,656
Debt issuance costs, net	11,468	7,443
Intangible assets, net	9,614	12,042
Other assets	2,339	1,691

	$293,893	$298,084

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable	$20,736	$12,812
Current maturities of long-term debt	8,645	9,320
Accrued expenses	17,473	12,977
Deferred revenue	3,456	3,371

Total current liabilities	50,310	38,480
Long-term debt	353,176	344,470
Other long-term liability	4,995	4,995
Derivative instruments	7,995	11,443

Total liabilities	416,476	399,388

Commitments and contingencies
Stockholders’ equity (deficiency):
Common stock, $.01 par value, 50,000,000 shares authorized; 12,574,017 and 12,431,149 shares outstanding at September 30, 2003 and December 31, 2002, respectively	126	124
Additional paid-in capital	153,777	153,363
Accumulated deficit	(268,619)	(241,515)
Accumulated other comprehensive loss	(7,867)	(13,276)

Total stockholders’ equity (deficiency)	(122,583)	(101,304)

	$293,893	$298,084

LodgeNet Q3 2003 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
Guest Pay	$66,304	$61,408	$185,121	$170,226
Other	1,464	2,252	4,697	7,143

Total revenues	67,768	63,660	189,818	177,369

Direct costs:
Guest Pay	30,408	26,519	83,454	71,252
Other	701	1,262	2,182	3,939

Total direct costs (exclusive of other operating expenses shown separately below)	31,109	27,781	85,636	75,191

Gross profit (exclusive of other operating expenses shown separately below)	36,659	35,879	104,182	102,178

Operating expenses:
Guest Pay operations	8,092	7,711	23,518	22,171
Selling, general and administrative	5,446	5,718	15,742	16,439
Depreciation and amortization	19,447	19,242	59,157	56,534

Total operating expenses	32,985	32,671	98,417	95,144

Operating income	3,674	3,208	5,765	7,034
Investment gains (losses)	243	(73)	250	753
Loss on early retirement of debt	—	—	(7,061)	—
Interest expense	(8,749)	(8,258)	(25,765)	(24,659)
Other income (expense), net	(497)	(256)	52	(580)

Loss before income taxes	(5,329)	(5,379)	(26,759)	(17,452)
Provision for income taxes	(100)	(133)	(345)	(427)

Net loss	$(5,429)	$(5,512)	$(27,104)	$(17,879)

Net loss per common share (basic and diluted)	$(0.43)	$(0.44)	$(2.18)	$(1.45)

Weighted average shares outstanding	12,503,325	12,406,919	12,455,494	12,363,428

LodgeNet Q3 2003 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended
	September 30,

	2003	2002

Operating activities:
Net loss	$(27,104)	$(17,879)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59,157	56,534
Investment gains	(250)	(753)
Loss on early retirement of debt	2,477	—
Change in operating assets and liabilities:
Accounts receivable	(1,897)	(4,813)
Prepaid expenses	757	(866)
Accounts payable	7,852	2,445
Accrued expenses and deferred revenue	4,427	4,676
Other	321	25

Net cash provided by operating activities	45,740	39,369

Investing activities:
Property and equipment additions	(41,305)	(56,974)
Note receivable advances	(1,000)	—
Proceeds from affiliates, net	250	1,287

Net cash used for investing activities	(42,055)	(55,687)

Financing activities:
Proceeds from long-term debt	200,000	—
Repayment of long-term debt	(157,926)	(7,156)
Borrowings under revolving credit facility	18,500	29,000
Repayments of revolving credit facility	(52,500)	(6,000)
Repayment of capital lease obligations	(782)	(492)
Debt issuance costs	(7,902)	(269)
Exercise of stock options	147	1,027

Net cash (used for) provided by financing activities	(463)	16,110

Effect of exchange rates on cash	278	3

Increase (decrease) in cash and cash equivalents	3,500	(205)
Cash and cash equivalents at beginning of period	1,107	1,528

Cash and cash equivalents at end of period	$4,607	$1,323

Supplemental cash flow information:
Cash paid for interest	$21,416	$21,574

LodgeNet Q3 2003 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries Five Quarter Summary

	3rd Qtr '03	2nd Qtr '03	1st Qtr '03	4th Qtr '02	3rd Qtr '02

Room Base Statistics
Total Rooms Served[1]	983,158	971,503	962,852	952,673	939,062
Total Guest Pay Interactive Rooms[2]	913,118	899,773	889,776	876,348	863,777
Total Digital Rooms[3]	356,419	323,685	297,592	265,097	226,475
Percent of Total GP Interactive Rooms	39.0%	36.0%	33.4%	30.3%	26.2%
Guest Pay Per Room Statistics (per month)
Movie Revenue	$18.99	$17.73	$17.12	$16.84	$18.98
Other Interactive Service Revenue	5.43	5.02	4.77	4.65	4.99

Total Guest Pay Revenue Per Room	$24.42	$22.75	$21.89	$21.49	$23.97
Guest Pay Operations Expense	$2.98	$2.91	$2.88	$3.08	$3.01
Summary Operating Results
(Dollar amounts in thousands)
Total Revenue	$67,768	$62,404	$59,646	$57,621	$63,660
Gross Profit (exclusive of other	$36,659	$34,473	$33,050	$32,030	$35,879
operating expenses) Operating Income (exclusive of	$23,121	$21,789	$20,012	$18,325	$22,450
Depreciation and Amortization) Operating Income (Loss)	$3,674	$2,056	$35	$(1,060)	$3,209
Loss on Early Retirement of Debt	$—	$(7,061)	—	—	—
Net Loss	$(5,429)	$(13,256)	$(8,419)	$(11,248)	$(5,512)
Cash Provided by Operating Activities	$19,979	$8,192	$17,569	$4,400	$20,797
Cash Used for Investing Activities	$13,006	$11,869	$17,180	$15,021	$19,782
Gross Profit Margin	54.1%	55.2%	55.4%	55.6%	56.4%
SG&A as Percent of Total Revenue	8.0%	7.8%	9.1%	9.8%	9.0%
Operating Income (Loss) Margin	5.4%	3.3%	0.1%	(1.8)%	5.0%

1 Total rooms served represents rooms receiving one or more of the Company’s services including rooms served by international licensees.

2 Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services. This number represents domestic Guest Pay Interactive Rooms.

3 Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.